Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SEAPORT THERAPEUTICS, INC.

Seaport Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Seaport Therapeutics, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 1, 2024 (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was SP Therapeutics, Inc.

2. The Original Certificate was amended by that certain Amended and Restated Certificate of Incorporation dated April 8, 2024 and by that certain Amended and Restated Certificate of Incorporation dated October 17, 2024, as amended by a Certificate of Amendment dated April 24, 2026 (the “Amended and Restated Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation (the “Certificate”) amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation, and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The text of the Amended and Restated Certificate is hereby amended, restated and integrated in its entirety to provide as follows.

ARTICLE I

The name of the Corporation is Seaport Therapeutics, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is Seven Hundred and Ten Million (710,000,000), of which (i) Seven Hundred Million (700,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), which class of Common Stock shall be subdivided into two series consisting of (a) Five Hundred Million (500,000,000) shares designated as voting Common Stock (the “Voting Common Stock”) and (b) Two Hundred Million (200,000,000) shares designated as non-voting Common Stock (the “Non-Voting Common Stock”) and (ii) Ten Million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Except as otherwise provided in any certificate of designation of any series of Preferred Stock, the number of authorized shares of the class of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class then outstanding) by the requisite vote of the holders of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor. For the avoidance of doubt, the elimination and reduction of the stockholder voting requirements otherwise applicable under Section 242(b) of the DGCL, as permitted by Section 242(d) of the DGCL, shall apply to any amendments to the Certificate.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Certificate (including any certificate of designation of any series of Preferred Stock):

1. the holders of the Voting Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share of Voting Common Stock entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Voting Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any amendment to a certificate of designation of any series of Preferred Stock) that alters or changes the number of shares, powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (including any certificate of designation of any series of Preferred Stock) or pursuant to the DGCL;

2. the Non-Voting Common Stock shall be non-voting shares, and the holders thereof shall have no right to vote for the election of Directors or on any other matters requiring stockholder action, except as required by law;

3. shares of Voting Common Stock and Non-Voting Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or other distributions of cash, property or shares of capital stock of the Corporation (each, a “Distribution”), as may be declared and paid or set apart for payment upon the shares of Common Stock out of any assets or funds of the Corporation legally available therefor, when, as and if declared by the Board of Directors of the Corporation (the “Board”) or any authorized committee thereof; in the event that such Distribution is paid in the form of shares of Common Stock (or rights to acquire, or securities convertible or exchangeable for shares of Common Stock), holders of Voting Common Stock shall be entitled to receive only shares of Voting Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) and holders of Non-Voting Common Stock shall be entitled to receive only shares of Non-Voting Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be); notwithstanding the foregoing, the Board may treat the holders of Voting Common Stock or Non-Voting Common Stock differently with respect to Distributions (including by only paying a Distribution on one such class or paying a different or disparate Distribution to each such class including with respect to the amount of such Distribution payable per share, the form in which such Distribution is payable, the timing of the payment, or otherwise) if such disparate treatment is approved by (i) a majority of the disinterested directors, as such term is defined in Section 144(e)(4) of the DGCL, then in office, or (ii) any committee of the Board expressly delegated the authority to oversee the treatment of such distributions);

4. upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to stockholders shall be distributed pro rata to the holders of the Voting Common Stock and Non-Voting Common Stock, treated equally and identically;

5. in connection with any merger or consolidation of the Corporation with or into any other entity or any conversion, domestication, transfer or continuance of the Corporation, shares of Voting Common Stock and shares of Non-Voting Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any other consideration paid or otherwise distributed to stockholders of the Corporation in the merger, consolidation, conversion, domestication, transfer or continuance (any such consideration, “Change of Control Consideration”), unless (i) such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, and the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests received in respect of the shares of Voting Common Stock and Non-Voting Common Stock differ solely to the extent that the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of the Voting Common Stock and the Non-Voting Common Stock differ as described in this Article IV, then the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests received in respect of the shares of Voting Common Stock and Non-Voting Common Stock may differ to the extent that the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of the Voting Common Stock and the Non-Voting Common Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof), provided, however, that, if the holders of any series of Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provisions shall be deemed satisfied if holders of the other series of Common Stock are granted corresponding election rights, or (ii) different treatment of the shares of each such series in connection with such merger, consolidation, conversion, domestication, transfer or continuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Voting Common Stock; provided further, for the avoidance of doubt, Change of Control Consideration shall not be deemed to include any consideration or other distribution paid to or received by a person who is a holder of Voting Common Stock and/or Non-Voting Common Stock, as applicable, pursuant to (x) any employment, consulting, severance or other compensatory arrangement (including, without limitation, any equity-based or cash compensatory award or payment) whether or not entered into in connection with such merger, consolidation, conversion, domestication, transfer or continuance or (y) a negotiated agreement between a holder of Voting Common Stock and/or Non-Voting Common Stock, as applicable, with any counterparty (or affiliate thereof) to a merger or consolidation wherein such holder is contributing, selling, transferring, exchanging or otherwise disposing of shares of the Corporation’s capital stock to such counterparty (or affiliate thereof) as part of a “rollover” or similar transaction that is approved by (i) a majority of the disinterested directors, as such term is defined in Section 144(e)(4) of the DGCL, then in office, or (ii) any committee of the Board expressly delegated the authority to negotiate (or oversee the negotiation of) and to reject such merger or consolidation, and that is in connection with such merger or consolidation or any such conversion, domestication, transfer or continuance; and

6. Shares of Voting Common Stock or Non-Voting Common Stock may not be subdivided, combined or reclassified unless the shares of such other series are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership among the holders of the outstanding Voting Common Stock and Non-Voting Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such series may be treated differently if such treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of Voting Common Stock.

B. CONVERSION OF NON-VOTING COMMON STOCK

1. Each holder of shares of Non-Voting Common Stock shall have the right to convert each share of Non-Voting Common Stock held by such holder into one share of Voting Common Stock at such holder’s election, which shall be made upon written notice to the Corporation delivered, provided that, the shares of Non-Voting Common Stock may only be converted into shares of Voting Common Stock during such time or times as immediately prior to or as a result of such conversion would not result in the holder(s) thereof beneficially owning (for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”)), when aggregated with affiliates with whom such holder is required to aggregate beneficial ownership for purposes of Section 13(d) of the Exchange Act, in excess of the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” means initially 9.99% of any class of securities of the Corporation registered under the Exchange Act, which percentage may be increased or decreased by a holder of outstanding shares of Non-Voting Common Stock to such other percentage not in excess of 19.99% at the time of purchase of shares of Non-Voting Common Stock without advance notice to the Corporation or, after the time of purchase, as such holder may designate in writing upon 61 days’ notice to the Corporation, provided, however, that, in each case, such increase or decrease shall only be applicable to such holder.

2. Before any holder of Non-Voting Common Stock shall be entitled to convert any shares of Non-Voting Common Stock into shares of Voting Common Stock pursuant to Subsection 1 of Part B of Article IV, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent of the Corporation, and shall provide written notice to the Corporation and any such transfer agent, of such conversion election and shall state therein the number of shares of Non-Voting Common Stock elected to be converted, the name or names (i) in which the certificate or certificates representing the shares of Voting Common Stock into which the shares of Non-Voting Common Stock are so converted are to be issued (if such shares of Voting Common Stock will be certificated) or (ii) in which such shares of Voting Common Stock are to be registered in book-entry form (if such shares of Voting Common Stock are uncertificated). If the shares of Voting Common Stock into which the shares of Non-Voting Common Stock are to be converted are to be issued in a name or names other than the name of the holder of the shares of Non-Voting Common Stock being converted, such notice shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or nominees of such holder, (i) a certificate or certificates representing the number of shares of Voting Common Stock to which such holder shall be entitled upon such conversion (if such shares of Voting Common Stock are certificated) or shall register such shares of Voting Common Stock in book-entry form (if such shares of Voting Common Stock are uncertificated) and (ii) if applicable, a certificate or certificates representing the number of shares of Non-Voting Common Stock for the number of shares (including any fractional share) of Non-Voting Common Stock represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election (if such shares of Non-Voting Common Stock are certificated), or shall register such shares of Non-Voting Common Stock in book-entry form (if such shares of Non-Voting Common Stock are uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business (i) with respect to certificated shares, on the date of such surrender of the certificate or certificates representing the shares of Non-Voting Common Stock to be converted or (ii) with respect to shares that are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion election as required by this Subsection 2(a) of Part B of Article IV to the Corporation and the Corporation’s transfer agent, and, in each case, the shares of Voting Common Stock issuable upon such conversion shall be deemed to be outstanding as of such time, and the person or persons entitled to receive the shares of Voting

Common Stock issuable upon such conversion shall be deemed to be the record holder or holders of such shares of Voting Common Stock as of such time. Notwithstanding anything herein to the contrary, shares of Non-Voting Common Stock represented by a lost, stolen or destroyed stock certificate may be converted pursuant to Subsection 1 of Part B of Article IV if the holder thereof notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed and provides an affidavit of that fact acceptable to the Corporation and executes an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate.

3. The one-to-one conversion ratio for the conversion of the Non-Voting Common Stock into Voting Common Stock shall in all events be equitably adjusted in the event of any reclassification of the Voting Common Stock or Non-Voting Common Stock (including any split or combination thereof), any Distribution on the Voting Common Stock or Non-Voting Common Stock, or in the event of any merger or consolidation of the Corporation, any recapitalization or reorganization of the Corporation, or any other similar event.

4. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock, solely for the purpose of effecting the conversion of the shares of Non-Voting Common Stock, such number of its shares of Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Non-Voting Common Stock.

5. If any shares of Non-Voting Common Stock shall be converted pursuant to this Article IV.B., the shares so converted shall be retired and restored to the status of authorized but unissued shares of Non-Voting Common Stock.

C. PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized to provide by resolution or resolutions for, out of the unissued shares of Preferred Stock, the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate of designation pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof, all to the fullest extent now or hereafter permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of each such series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

ARTICLE V

STOCKHOLDER ACTION

1. Action without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a consent of stockholders in lieu thereof; provided, however, that any action required or permitted to be taken, to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken by consent in lieu of a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of shares of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors and may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Number of Directors; Term of Office. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the number of directors of the Corporation (the “Directors”) shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The term of office of the initial Class I Directors shall expire at the first annual meeting of stockholders following the closing of the Corporation’s sale of a class of its capital stock to the public pursuant to a registration statement on Form S-1 under the Securities Act (the “IPO Time”). The term of office of the initial Class II Directors shall expire at the second annual meeting of stockholders following the IPO Time. The term of office of the initial Class III Directors shall expire at the third annual meeting of stockholders following the IPO Time. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification of the Board of Directors becomes effective. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death, disqualification or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director. There shall be no cumulative voting in the election of Directors. Election of Directors need not be by written ballot unless the Bylaws of the Corporation so provide.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect additional Directors, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate, including any certificate of designation applicable to such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional Directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director’s earlier death, resignation, retirement, disqualification or removal. Notwithstanding any other provision of this Certificate of Incorporation, except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate (in which case each such Director shall thereupon cease to be qualified as, and shall cease to be, a Director) and the total authorized number of Directors shall automatically be reduced accordingly.

3. Vacancies and Newly Created Directorships. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors and newly created directorships relating thereto, any and all vacancies and newly created directorships in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, or by a sole remaining Director, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until such Director’s earlier resignation, disqualification, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned.

4. Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote thereon.

ARTICLE VII

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended from time to time, a Director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of such Director’s fiduciary duty as a Director or officer of the Corporation. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors or officers of the Corporation, then the liability of a Director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII shall not adversely affect any right or protection of any Director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions by such Director or officer occurring before such amendment, repeal or modification.

ARTICLE VIII

AMENDMENT OF BYLAWS

1. Amendment by Directors. Except as otherwise provided by law, the Board of Directors shall have the power to alter, amend or repeal the Bylaws of the Corporation or to adopt new bylaws.

2. Amendment by Stockholders. Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed by the stockholders by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal, such amendment or repeal by the stockholders shall only require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. For the avoidance of doubt, the provisions of Sections 242(d)(1) and (d)(2) of the DGCL shall apply to the Corporation.

[End of Text]

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this 4th of May, 2026.

SEAPORT THERAPEUTICS, INC.

By:	/s/ Daphne Zohar
Name:	Daphne Zohar
Title:	Chief Executive Officer